                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of January 14, 2003, ("Effective Date") by and between AMERICAN ITALIAN PASTA
COMPANY, a Delaware corporation (the "Company") and HORST W. SCHROEDER ("Mr.
Schroeder").

         WITNESSETH:

         WHEREAS, the Company and Mr. Schroeder are parties to an Employment
Agreement dated as of September 30, 1997 (the "1997 Employment Agreement") and
the parties desire, as of the Effective Date, to terminate and supersede the
1997 Employment Agreement in its entirety;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

     1. Term. The Company hereby employs Mr. Schroeder for an initial term commencing on the Effective Date, and terminating three (3) years from the
Effective Date; unless the initial term is extended or renewed by mutual agreement in writing of the parties hereto or this Agreement is earlier terminated pursuant to Section 5 hereof (collectively the "Term"). In the event one of the parties wishes to extend or renew the Term it will so notify the other party at least ninety (90) days prior to the date on which the Agreement would otherwise terminate so that the parties may enter into discussions regarding such renewal or extension.

     2. Position and Responsibilities. Mr. Schroeder will serve as a Director and the Chairman of the Board of the Company and render such advice and services to the Company during the Term as may be reasonably required by the Company in accordance with this Agreement, including but not limited to the following:

          a. Serve on all key committees of the Board of Directors, except as may be prohibited, deemed inadvisable or as may create adverse consequences to the Company or its employees under applicable securities laws, tax laws, stock exchange regulations, or any other applicable law, rule or regulation, as determined by the Company's legal counsel.

          b. Counsel and assist the Company's management in the development, implementation and control of the Company's business objectives and strategies to further the profitable growth of the Company.

          c. Assist in developing and implementing operational and marketing strategies which will support the Company's business growth plan.

          d. Assist and counsel the Company's management in all matters related to the implementation of the Company's business plan.

     The Company agrees to give reasonable advance notice to Mr. Schroeder regarding the anticipated timing and duration of the services needed and understands and agrees that in no event shall Mr. Schroeder's physical presence be required to render services to the Company for more than an aggregate of fifty (50) days in each calendar year during the Term. It is expressly understood and agreed by the parties hereto that any request for services in addition to the foregoing limitations shall be subject to Mr. Schroeder's availability. In rendering his services to the Company, Mr. Schroeder shall report directly to the Company's Board of Directors.

     3. Compensation.

          a. Base Compensation. As base compensation ("Base Compensation"), the
     Company shall pay Mr. Schroeder $4,000.00 per day ("the Daily Rate") for
     each day of service rendered to the Company; provided, however, that in the event Mr. Schroeder is willing and able to render services but the Company does not request services which aggregate thirty (30) days for any given calendar year, then, the Company shall pay Mr. Schroeder for a minimum of thirty (30) days in said calendar year. Within a reasonable time after the end of each calendar quarter, Mr. Schroeder will provide the Company a written statement describing the services rendered during the said calendar quarter and within fifteen (15) days after receipt of said written statement, the Company shall pay Mr. Schroeder for said services. In the event the Company does not request at least thirty (30) days of service from Mr. Schroeder during a given calendar year, then, on or before the last business day of said calendar year, the Company shall pay Mr.
     Schroeder an amount equal to the Daily Rate times the number of days fewer than thirty for which services were not rendered because they were not requested by the Company.

          b. Bonuses. During the Term of this Agreement, Mr. Schroeder will be entitled to participate in an equitable manner with other senior executive employees of the Company in discretionary bonuses authorized and declared from time to time by the Board of Directors or its Compensation Committee.
     In addition, Mr. Schroeder will be entitled to participate in the Company's
     1996 Salaried Employee Bonus Plan (the "Bonus Plan") attached hereto as
     Exhibit A, as the same may be amended, modified or terminated. The "norm bonus" under the Bonus Plan will be in an amount equal to 67% of Mr.
     Schroeder's Base Compensation and the Bonus Plan will have a "target bonus"
     equal to up to 100% of Mr. Schroeder's Base Compensation.

          c. Withholdings. All payments due under this Agreement will be subject to the required and customary employment tax and income tax withholdings.

     4. Expense Reimbursement. The Company shall reimburse Mr. Schroeder for necessary and reasonable business expenses incurred in connection with the performance of duties hereunder. Mr. Schroeder shall provide an invoice to the
Company for such expenses at the end of the quarter in which such expenses were incurred. The Company shall, subject to its normal review and approval policies and procedures, pay such invoice of Mr. Schroeder not later than on the due date stated therein which date shall not be less than fifteen (15) days after the date such invoice was provided to the Company.

     5. Termination.

          a. Death or Disability. If Mr. Schroeder is prevented from providing the services or performing the assignments herein contemplated due to his illness, incapacity or injury for a period of sixty (60) consecutive days or sixty (60) days in the aggregate in any six (6) month period
     ("Disability") or his death, the Company may terminate this Agreement immediately by giving written notice to such effect. Upon the death or
     Disability of Mr. Schroeder, the Company shall pay to him or his designated beneficiary or estate all amounts due and unpaid for services rendered prior to his death or Disability.

          b. Termination of Employment by Company for Cause. The Company may
     also terminate this Agreement for "Cause" (as defined below). Upon termination for Cause, the Company will pay to Mr. Schroeder all amounts due and unpaid for services rendered prior to termination. The Term shall be terminated effective the date of such termination for Cause and, except as provided in the foregoing sentence, no further amounts shall be payable hereunder. For purposes of this Agreement, "Cause" shall mean termination of Mr. Schroeder's employment because, in the Company's good faith belief,
     (i) Mr. Schroeder willfully and continually failed substantially to perform his duties under the Agreement (other than as a result of Disability), (ii)
     Mr. Schroeder failed to comply with any of the material terms of this
     Agreement, including, but not limited to, Sections 6 and 7 hereof, (iii)
     Mr. Schroeder committed an act or acts that constituted a misdemeanor
     (other than a minor traffic violation) or a felony under the law of the
     United States (including any subdivision thereof) or any country to which he is assigned (including any subdivision thereof), including, but not limited to, his conviction for or plea of guilty or no contest ("nolo contendre") to any such misdemeanor or felony, (iv) Mr. Schroeder committed an act or acts in violation of the Company's policies and/or practices applicable to its senior level executive officers, (v) Mr. Schroeder willfully acted, or willfully failed to act, in a manner that was injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, (vi) Mr. Schroeder acted in a manner that is unbecoming of his position, regardless of whether such action or inaction occurs in the course of the performance of his duties, or (vii)
     Mr. Schroeder was subject to any fine, censure, or sanction of any kind, permanent or temporary, issued by the Securities and Exchange Commission or the New York Stock Exchange.

          c. Termination of Employment by Mr. Schroeder for Good Reason. Mr.
     Schroeder may resign and terminate this Agreement for "Good Reason" by giving written notice to the Company. For purposes of this Agreement, "Good
     Reason" shall mean any of the following reasons: (i) the Company willfully fails to pay an amount due under this Agreement after Mr. Schroeder has provided written notice to the Company of such failure; (ii) the occurrence without Mr. Schroeder's written consent of a Change of Control (defined as any person or group (as defined in Section 13(d)(3) of the Securities
     Exchange Act of 1934, as amended, acquiring beneficial ownership of more than 50% of Company's then outstanding Common Stock or 51% or more of the combined voting power of the Company's then outstanding securities entitled to vote for the election of the

     Company's Directors); or (iii) there occurs a significant strategic disagreement between Mr. Schroeder and a majority of the members of the
     Board of Directors of the Company involving: (a) the CEO position or (b)
     removal by the Company of Mr. Schroeder as Chairman of Board of Directors
     other than for Cause.

     If Mr. Schroeder terminates this Agreement for Good Reason, Mr. Schroeder shall no longer be obligated to provide any services to the Company and shall be entitled to receive a prompt payment of all amounts due for service rendered but not yet paid, and an amount equal to: (ii) the unpaid balance due for the remainder of the Term; and (iii) an additional payment equal to $2,000 multiplied by the number of days of service remaining under the Term (but in no event shall such number of days of service exceed thirty (30) days for any calendar year during the Term). As an example and solely for purposes of illustration: If Mr. Schroeder terminates employment for Good Reason after rendering ten (10) days of service in 2003, the Company will pay Mr. Schroeder the additional sum of $120,000 (the sum of $4,000 x 20 days, and $2,000 x 20 days for 2003), plus an additional sum for each additional year remaining under the Term of this Agreement, calculated based upon the formula set forth in this paragraph and based upon a minimum of thirty (30) days of service in each year.

     Furthermore, upon termination of this Agreement for Good Reason by Mr.
Schroeder, the unvested portion of the Options granted pursuant to the Plans shall accelerate and become immediately vested ("Options" and "Plans" are defined in Section 12(b)).

     6. Non-Competition. During, and for the two year period following termination of the Term Mr. Schroeder will not, without the prior written consent of the Board, directly or indirectly be or remain employed or retained by, or consult with or render any services for any person, firm, partnership, joint venture, limited liability company, association, corporation or other business organization, entity or enterprise engaged in any business, which is competitive with the business in which the Company or any of its subsidiaries or affiliates is engaged at any time during the Term, it being expressly understood and agreed by the Company that (i) the foregoing limitation shall not prohibit or otherwise constrain or apply to Mr. Schroeder's provision of consulting and other business advisory services to any affiliate of Morgan Stanley, Dean
Witter, Discover & Co., and (ii) to the extent consistent with the foregoing,
Mr. Schroeder may provide consulting services to other clients which do not compete, directly or through one or more subsidiaries or affiliates, in any way with any business in which the Company or any of its affiliates or subsidiaries is engaged provided such services do not interfere with the services to be provided hereunder.

     7. Confidentiality. During and after the Term, Mr. Schroeder will not disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, limited liability company, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Mr.
Schroeder's breach of this Agreement. Mr. Schroeder agrees that upon termination of the Term for any reason, he will return to the Company immediately all memoranda, books, manuals, training materials, records, computer software, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that Mr. Schroeder may retain personal notes, notebook and diaries. Mr. Schroeder further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

     8. Specific Performance; Other Actions. Mr. Schroeder acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 6 or Section 7 would be inadequate and, in recognition of this fact, Mr. Schroeder agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

     9. Employee Benefit. The Company agrees to seek to have Mr. Schroeder included and covered by the Company's medical and other employee benefit plans to the extent he satisfies the eligibility requirements of the applicable plans and insurers.

     10. Indemnity; Fees and Expenses. The Company agrees to hold harmless Mr.
Schroeder for all acts or decisions made by him in good faith related to his performance of services hereunder. The Company agrees to pay any and all reasonable legal fees and related expenses incurred by Mr. Schroeder in connection with entering into and performing services under this Agreement. The
Company will use its reasonable best efforts to obtain coverage for Mr.
Schroeder under any insurance policy now in force or hereinafter obtained during the term of this Agreement covering the Company against liability from claims or causes of action which arise as a result of or with respect to this Agreement ;
provided, however, it is understood by each of the parties hereto that the
Company is not required to maintain insurance coverage for its officers and
Directors. If, however, the Company obtains such insurance coverage and Mr.
Schroeder services as a director or officer of the Company, Mr. Schroeder will be included as an insured party in his capacity as such.

     11. Equity Compensation.

          a. Upon the Effective Date of this Agreement, the Company shall grant
     Mr. Schroeder additional options to acquire 75,000 additional shares of the
     Company's common stock (the "Additional Options"). The exercise price of the Additional Options shall be the closing price of the Company's common stock on the Effective Date and one-third of the options will vest on each anniversary of the grant date. The Additional Options will be exercisable over a ten-year period following each portion of the Additional Option's respective vesting dates.

          b. Upon the Effective Date, the Company will grant Mr. Schroeder 3,500 shares of restricted stock, to vest one-third on each anniversary of the grant date, with such other restrictions as the Company shall impose.

          12. Miscellaneous.

          a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

          b. Entire Agreement; Amendments. This Agreement supersedes any and all prior understandings and agreements between the parties with respect to the subject matter referred to herein, it being understood that all Option
     Agreements granting Options (the "Option Agreements") to Mr. Schroeder pursuant to the Company's option plans (collectively, the "Plans") shall remain in full force and effect. This Agreement contains the entire understanding of the parties with respect to the Company's employment of
     Mr. Schroeder. Except as provided in the Plans and the Option Agreements, there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by each of the parties hereto.

          c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this
     Agreement.

          d. Severability. If any one or more of the provisions of this
     Agreement are or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

          e. Assignment. This Agreement may not be assigned by Mr. Schroeder except with respect to his rights to receive payments under Section 3 hereof and may be assigned by the Company only with the consent of Mr.
     Schroeder; provided that no such assignment by the Company shall relieve the Company of any liability hereunder, whether accrued before or after such assignment.

          f. Arbitration. Any dispute between the parties to this Agreement arising from or relating to the terms of this Agreement or any dispute between the Company and Mr. Schroeder shall be submitted to arbitration in
     Missouri under the auspices of the American Arbitration Association.

          g. Successors; Binding Agreement. The Company shall seek to cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or the assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.

          h. Notice. For the purposes of this Agreement, notices and all other communications (including invoices) provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement; provided that all notices to the Company shall be directed to the attention of the Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          i. Headings. The headings used in this Agreement are for convenience only and shall not affect the meaning of or be used to interpret any provisions herein.

          j. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.

         THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE
ENFORCED BY THE PARTIES.

                                      AMERICAN ITALIAN PASTA COMPANY

                                      /s/ Timothy S. Webster
                                      --------------------------------------------
                                      Name:    Timothy S. Webster
                                               President
                                               1000 Italian Way
                                               Excelsior Springs, Missouri 64024

                                      HORST W. SCHROEDER

                                      /s/ Horst W. Schroeder
                                      --------------------------------------------
                                               31 Battery Road
                                               Hilton Head, South Carolina 29928